FOR IMMEDIATE RELEASE



 Contact: John S. Holle - FLAG Financial Corporation (706/845-5005)
          J. Daniel Speight, Jr. - FLAG Financial Corporation (912/268-2200) Thomas D. Sherard, Jr. - Abbeville Capital Corporation (864/459-9676)



          FLAG FINANCIAL CORPORATION AND ABBEVILLE CAPITAL CORPORATION
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                              ANNOUNCE COMBINATION
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LAGRANGE,  GA AND ABBEVILLE,  SC (MARCH 31, 1999) -- FLAG FINANCIAL  CORPORATION
(NASDAQ: FLAG) Chairman, John S. Holle, and President and CEO, J. Daniel Speight, Jr., announced today that FLAG Financial Corporation and Abbeville Capital Corporation, parent company of The Bank of Abbeville ("Abbeville"), located in Abbeville, South Carolina, have announced the execution of a Definitive Agreement to combine their two operations by means of a tax-free merger. Abbeville is located in West Central South Carolina approximately 15 miles west of Greenwood, South Carolina. As of December 31, 1998, The Bank of Abbeville had approximately $58 million in assets. This combination marks the seventh merger of FLAG in forming a partnership of community banks.

Under the terms of the proposed agreement, shareholders of Abbeville Capital Corporation will receive 3.48 shares of FLAG common stock for each share of Abbeville common stock. The merger, which is anticipated to be accounted for as a pooling of interests, is projected to be consummated during the third quarter of 1999, pending final due diligence, regulatory approval and approval by the shareholders of Abbeville Capital Corporation. The transaction is expected to be accretive to future earnings of FLAG.

J. Daniel Speight, Jr., President and Chief Executive Officer of FLAG, stated, "Our partnership with The Bank of Abbeville is an important milestone for FLAG as it represents not only our first out-of-state merger, but also our commitment to expanding our community bank partnership beyond Georgia's border."

Thomas D Sherard, Jr., President and Chief Executive Officer of The Bank of Abbeville, added, "We are pleased to join the FLAG team and strongly believe that our customers, employees and shareholders will benefit from this combination. Our customers will gain access to a broader array of products and services, our employees will have a strong benefits package and our shareholders will benefit from increased liquidity and long-term growth prospects."

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Under the terms of the proposed combination,  Mr. Sherard will join the Board of
Directors of FLAG, serve as Senior Vice President of the Company and retain the position of President and CEO of The Bank of Abbeville.

FLAG previously announced the execution of Letters of Intent to merge with Thomaston Federal Savings Bank, located in Thomaston, Georgia, and First Hogansville Bankshares, Inc., parent company of The Citizens Bank, located in Hogansville, Georgia. Additionally, FLAG announced the opening of its first de novo branch, First Flag Bank - Statesboro, and the signing of a definitive agreement to acquire the Blackshear branch office of First Georgia Bank. The addition of Thomaston Federal, The Citizens Bank and The Bank of Abbeville, as well as the establishment of First Flag Bank - Statesboro and the acquisition of the Blackshear branch office of First Georgia Bank, will increase FLAG's franchise to 33 offices serving 17 communities in the states of Georgia, Alabama and South Carolina.

John S. Holle, Chairman of FLAG, concluded, "We continue to build our partnership of community banks and welcome the addition of a fine institution such as The Bank of Abbeville. This partnership provides an excellent opportunity to leverage the strengths of each institution for the betterment of the stockholder, customer and community at large. We look forward to a continuation of strong banking leadership in Abbeville."

FLAG Financial Corporation is a multi-bank holding company whose wholly-owned subsidiaries are First Flag Bank LaGrange, in LaGrange, Georgia, and Citizens Bank, in Vienna, Georgia. FLAG reported assets of approximately $550 million at December 31, 1998. On a combined pro forma basis, including the mergers with Thomaston Federal, The Citizens Bank and The Bank of Abbeville, FLAG's assets will increase to approximately $692 million. Including shares issued as part of the completion of the Bank of Abbeville transaction and the pending mergers, FLAG will have approximately 9,138,000 shares outstanding. FLAG currently has approximately 6.6 million shares outstanding which are traded and quoted on The Nasdaq Stock Market under the symbol "FLAG."


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